UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  01/30/2008

Servotronics, Inc.
(Exact name of registrant as specified in its charter)

Commission File Number:  001-07109

Delaware	16-0837866
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

1110 Maple Street
Elma, New York 14059
(Address of principal executive offices, including zip code)

(716) 655-5990
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.    Other Events

On January 30, 2008, the Board of Directors of Servotronics, Inc. (the "Company") adopted amendments to the 1989 Employees Stock Option Plan, the 2001 Long Term Incentive Plan as well as certain stand-alone stock option agreements issued on March 24, 1998 to Dr. Nicholas D. Trbovich, William H. Duerig and Donald W. Hedges to provide that prior to the expiration date for each stock option, the optionee may surrender some or all of the unexercised options to the Company and, if the optionee's proposal is accepted by the Company, receive a payment from the Company equal to the increase in the value of the option on the date of surrender with certain adjustments. The adjustments insured that the payment received by an optionee who surrendered options in lieu of exercise would receive a payment which would not exceed the economic benefit to the optionee if the options were contemporaneously exercised. The Company retains the right to reject the optionees' offer to surrender their options at the Company's discretion. If the Company accepts the offer, the net effect is anti-dilutive relative to the reporting of earnings per share.

The foregoing summary description of the amendments to the incentive plans and stock option agreements does not purport to be complete and is qualified in its entirety by reference to the amendments which will be filed as exhibits to the Company's Annual Report on Form 10-KSB for the year ended December 31, 2007.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Servotronics, Inc.

Date: February 05, 2008	By:	/s/ Cari L. Jaroslawsky
Cari L. Jaroslawsky
Chief Financial Officer